Exhibit 10.8

Execution Copy

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is made and entered into by and between Leon Ekchian (“Mr. Ekchian”), on the one hand, and Arrowhead Research Corporation (the “Company”), on the other hand. This Agreement is made with reference to the following facts:

1. Severance Payment. In consideration of the promises and releases set forth herein, the Company will pay Mr. Ekchian $255,000.00, less all applicable statutory withholdings and deductions; payable in one lump sum by check or wire transfer on the eighth day after Mr. Ekchian executes this Agreement (the “Effective Date”), or, if such day is a day on which national banks are closed, the following business day.

2. Stock Options. The Company, by vote of its Board of Directors, (i) extends Mr. Ekchian’s vested options to purchase 50,000 shares of the Company’s Common Stock (the “Common Stock”) until the close of business on December 31, 2006 (the “Expiration Date”), and (ii) immediately vests Mr. Ekchian’s unvested options in the amount of 83,333 shares (700,000/42 * 5) of the Common Stock with an exercise price of $3.90 per share of Common Stock, which options will be immediately exercisable as of the Effective Date until the close of business on the Expiration Date, after which time, these options shall expire and shall not be exercisable.

3. Expenses; Legal Fees. The Company has reimbursed Mr. Ekchian for all unreimbursed expenses incurred in his capacity as an officer or director of the Company on or prior to June 2, 2006, in accordance with the Company’s current policies and procedures. Mr. Ekchian agrees and acknowledges that he has no further unreimbursed expenses incurred in his capacity as an officer or director of the Company. In addition, the Company shall pay Mr. Ekchian a lump sum of $25,000 for legal fees on the Effective Date.

4. General Release by Mr. Ekchian. Mr. Ekchian, on behalf of himself and his heirs, spouses and assigns, hereby releases and gives up any and all charges, controversies, claims, wages, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature (including, but not limited to, back wages and attorney’s fees), in law or equity or otherwise, whether known or unknown, suspected or unsuspected, from the beginning of time to the present, which he may have against the Company and/or any of its respective subsidiaries, parent companies, divisions, affiliated companies and benefit plans, as well any current or future employees, managers, officers, directors, owners, attorneys or other agents of those companies or benefit plans, all of which are referred to collectively herein as the “Releasees.”

Without limiting the foregoing, Mr. Ekchian hereby generally releases any and all claims or causes of action he may have against the Releasees including, but not limited to, any and all claims for breach of contract, breach of promise, wrongful discharge, unjust dismissal, retaliation, unfair competition, whistle-blowing, breach of fiduciary duty, breach of the implied covenant of good faith and fair dealing, defamation, assault, battery, invasion of privacy, wrongful denial of benefits, intentional and/or negligent infliction of emotional distress, intentional and/or negligent misrepresentation, representations made to induce Mr. Ekchian to accept employment with the Company, fraud, negligence, and any and all other torts; any and all claims for wages, expenses, mileage reimbursement, severance pay, sick leave, vacation pay, life insurance, medical insurance, disability insurance or any other benefit of employment; any and all claims of illegal discrimination or harassment including, but not limited to, those based upon age, sex, pregnancy, race, color, religion, national origin, citizenship, veteran status, sexual orientation, gender, gender orientation, pregnancy, martial status, disability and/or handicap; and any and all claims or causes of action under the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq. (“Title VII”), as amended by the Civil Rights Act of 1991, 42 U.S.C. Section 1981 et seq. (1991); the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. (1990); Sections 503 and 504 of the Rehabilitation Act of 1973; the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., as amended by the Older Workers Benefit Protection Act and/or any state counterpart; Executive Order 11141; the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq.; Executive Order 11246, as amended; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act of 1985

(“COBRA”); Cal-COBRA; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act; the Fair Labor Standards Act; the California Labor Code; the California Business & Professions Code; the Federal and California Constitutions; the California Industrial Welfare Commission Wage Orders and any other local, state or Federal statute, regulation or ordinance prohibiting illegal discrimination, harassment or retaliation.

Mr. Ekchian hereby releases all claims described herein through the date he signs this Agreement, including any alleged injuries or damages suffered at any time after the date he signs this Agreement by reason of the continued effects of any alleged discriminatory acts or other conduct which occurred on or before the date of this Agreement.

5. Release of Age Discrimination Claims. Mr. Ekchian expressly releases all claims against the Releasees under the Age Discrimination in Employment Act (ADEA), as amended by the Older Workers Benefit Protection Act, and pursuant to the advice of his counsel, hereby voluntarily waives the 21-day period in which to consider this Agreement.

Following the date that Mr. Ekchian signs this Agreement, he shall have a period of seven (7) days within which to revoke it. Any such revocation must be in writing and delivered to the President of Arrowhead Research Corporation, 201 South Lake Street, Suite 703, Pasadena, California 91101; and fax no. 626-304-3401. If Mr. Ekchian signs this Agreement and then revokes it within the seven (7) day revocation period, it will become unenforceable and its offer of payments to Mr. Ekchian and all other provisions will be null and void.

6. General Release by the Company. Subject to the rights and obligations arising out of this Agreement, the Company, on behalf of itself and its employees, representatives, attorneys, agents, successors and assigns, hereby releases, acquits and forever discharges Mr. Ekchian, and any of his heirs, immediate family members, successors, assigns, attorneys, accountants, and agents from any and all charges, controversies, claims, rights, agreements, actions, costs or expenses, causes of action, obligations, damages, losses, promises and liabilities of whatever kind or nature, in law or equity or otherwise, whether known or unknown, suspected or unsuspected, vested or contingent, from the beginning of time to the present, including but not limited to any claims arising out of, based upon or relating in any way to Mr. Ekchian’s employment with the Company or relating to or arising from any alleged act or omission by Mr. Ekchian. Notwithstanding anything herein to the contrary, this provision does not preclude the Company from pursuing action against Mr. Ekchian to the extent, and only if, failure to take any action against Mr. Ekchian would (i) constitute a breach of any of its directors’ fiduciary duties to any stockholder, creditor or employee or (ii) be unlawful.

7. Waiver of California Civil Code, Section 1542. The parties agree that the releases set forth in Sections 4, 5 and 6 above are general releases. The parties expressly waive any benefits that California Civil Code, Section 1542 or any other laws, legal decisions and/or legal principles of similar effect might provide to them now or in the future, and agree that the releases described in Sections 4, 5 and 6 above extend to all claims, whether or not claimed or suspected by the parties, subject to the representations and warranties provided by the parties herein. California Civil Code, Section 1542 (to the extent such section is applicable) reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The parties certify that they have read the provisions of California Civil Code, Section 1542 and acknowledge that the effect and import of those provisions have been explained to them by their own counsel. The parties further acknowledge and agree that this waiver of rights under California Civil Code, Section 1542 has been separately bargained for and is an essential and material term of this Agreement and, without such waiver, this Agreement would not have been entered into. The parties understand that the facts with respect to which this Agreement is given may hereafter prove to be different from the facts now known or believed by them, and hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts.

8. Indemnification. Nothing herein shall in any way limit the Company’s obligation to indemnify Mr. Ekchian under the Delaware General Corporation Law, Cal. Labor Code § 2802, and the Company’s Bylaws. In the event any Releasee sues Mr. Ekchian for any actions arising on or before the Effective Date of this Agreement, the Company shall indemnify Mr. Ekchian for any expenses incurred as a result thereof, and immediately advance all attorneys’ fees therefore; provided, however, the Company will not be responsible for any expenses or fees of Mr. Ekchian to the extent that such lawsuit is the result of Mr. Ekchian’s gross negligence, willful misconduct or fraud.

9. Representations and Warranties. Each party herein represents and warrants to the other that he/it is aware of no other party having an interest in, nor has he/it assigned, hypothecated or otherwise transferred any interest in the claim or claims which are the subject of this Agreement, and each party hereby agrees to indemnify and hold harmless the other party from any and all liability, claims, demands, obligations, damages, costs, expenses and attorneys’ fees as a result of anyone asserting such interest, assignment, hypothecation or transfer. Each signatory additionally warrants that he/it is authorized to enter into and execute this Agreement on behalf of the party for whom he/it is signing.

10. Return of Property. Mr. Ekchian has previously delivered to the Company, and is not in possession of any, property, documents or other materials pertaining to his prior employment with the Company. The Company has previously delivered to Mr. Ekchian all of his personal property in its possession.

11. Covenant Not to Sue. The parties and their representatives covenant and agree that they will forever refrain and forbear from bringing, commencing, or prosecuting any action, lawsuit, claim or claims or proceedings based on, arising out of, or in connection with any claim, debt or obligation that is released or discharged herein, including, but not limited to, any claims related in any way to Mr. Ekchian’s employment with the Company. This provision does not preclude any party from suing based on anything arising from the respective obligations and duties, which survive this Agreement. Notwithstanding anything herein to the contrary, this provision does not preclude the Company from pursuing action against Mr. Ekchian to the extent, and only if, failure to take any action against Mr. Ekchian would (i) constitute a breach of any of its directors’ fiduciary duties to any stockholder, creditor or employee or (ii) be unlawful.

12. Communications. In response to inquiries directed to the Company’s Chief Executive Officer or Chief Financial Officer, the Company will confirm Mr. Ekchian’s job title, annual base salary while at the Company, and his dates of employment with the Company. It is the Company’s policy to not to comment further.

13. Non-Disparagement. Mr. Ekchian has not and will not, either directly or indirectly, make or cause to be made disparaging remarks about the Company or any Releasee, regardless of whether he believes such statements to be true, unless required to give testimony pursuant to court order or valid subpoena, or in connection with a government inquiry, investigation or administrative proceeding. To the Company’s knowledge, none of its officers, directors or employees have, either directly or indirectly, made or caused to be made disparaging remarks about Mr. Ekchian, and the Company has informed each of its officers, directors and employees of their obligation not to make disparaging remarks about Mr. Ekchian, either directly or indirectly, regardless of such officer, director or employee’s belief such statement is true.

14. Confidentiality of Company Information. Mr. Ekchian has and will maintain the confidentiality of all Company, client, financial and other confidential and proprietary information that he obtained or to which he had access during his employment with the Company, and Mr. Ekchian will not use or reveal any such information for any purpose whatsoever, unless required to give testimony pursuant to court order or valid subpoena, or in connection with a government inquiry, investigation or administrative proceeding.

15. No Other Actions. The parties represent and warrant that there are currently no administrative proceedings, lawsuits or judicial proceedings of any kind pending with respect to the subject matter of this dispute where Mr. Ekchian, on the one hand, and the Releasees, on the other hand, are parties, and the parties further represent and warrant that they will not commence or cause or seek to have commenced any such lawsuit, action or proceeding in the future for the claims released herein. Other than those claims released hereby or otherwise disclosed to the Company, Mr. Ekchian further represents and warrants that he has no actual knowledge of any pending claim or proceeding or of any claim or proceeding threatened, whether orally or in writing, of any kind against the Company, and/or its affiliates, subsidiaries and parent companies, or any other company owned in whole or in part by the Company.

16. General Provisions.

a. Nothing in this Agreement shall be construed to prohibit the parties hereto from providing truthful information under oath or in any investigative, legal or administrative proceeding.

b. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements and understandings of the parties; there are no warranties, representations or other agreements between the parties except as expressly set forth herein. No supplementation, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby, in such party’s sole and absolute discretion.

c. This Agreement was entered into solely to effectuate an economic resolution of the matters set forth in this Agreement, and nothing herein shall be construed as an admission by any party of any liability, any such liability being expressly denied.

d. The negotiations preceding the execution of this Agreement, including, without limitation, all oral and written communications are confidential, and neither party hereto may disclose them to any third party, other than immediate family members, financial advisors, attorneys, so long as they are advised of the confidential nature of this information, and any appropriate governmental agency.

e. Each of the parties hereto agrees that he or it will execute and deliver all such documents and instruments as may be necessary and appropriate to effectuate the terms hereof.

f. This Agreement may be executed in counterparts and, as so executed, shall constitute one Agreement binding on all parties. A copy or facsimile of a signature on this Agreement shall have the same force and effect as an original ink signature.

g. This Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of each of the parties hereto.

h. Each party shall and will bear its own fees and costs in relation to this dispute, and in connection with the negotiation and execution of this Agreement, except as expressly provided herein. However, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

i. Each party to this Agreement acknowledges that it has been represented by independent counsel of its own choice throughout all of the negotiations, which preceded and resulted in the execution of this Agreement. This Agreement shall be construed fairly as to all parties and not in favor of or against any party regardless of which of the parties prepared this Agreement, and the parties hereby waive California Civil Code, Section 1654.

j. The parties agree and acknowledge that if any provision of this Agreement is determined by a final judgment of a court of competent jurisdiction to be illegal or unenforceable, such determination shall not affect the balance of this Agreement, which shall remain in full force and effect as such invalid provision shall be deemed severable.

k. This Agreement shall be construed under the laws of the State of California. The exclusive venue for any dispute arising out of this Agreement shall be a court of competent jurisdiction in Los Angeles County, California.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

Date: August 1, 2006	By:	/s/ Leon Ekchian
LEON EKCHIAN

Date: August 1, 2006	ARROWHEAD RESEARCH CORPORATION

	By:	/s/ R. Bruce Stewart

	Its:	Chief Executive Officer